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                                                                    EXHIBIT 99.1

                              OTHER CONSIDERATIONS

   THE STATEMENTS CONTAINED IN THIS EXHIBIT 99.1 THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE INCLUDE STATEMENTS ABOUT THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES FOR THE FUTURE, WHICH ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATE," "EXPECT," "INTEND," "PLAN," "WILL," "THE COMPANY BELIEVES," "MANAGEMENT BELIEVES" AND SIMILAR WORDS OR PHRASES. THE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING FACTORS SET FORTH IN THE FOLLOWING DISCUSSION AND UNDER "ITEM 1. DESCRIPTION OF BUSINESS" AND "ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" IN THE FORM 10-KSB FOR WHICH THIS IS AN EXHIBIT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS.


Dependence on Important Customers

   The Company's business is concentrated among a limited number of customers. In 1997, sales to Danbury Mint, a subsidiary of MBI, Inc. accounted for approximately 64.2% of net sales and sales to Mattel Vendor Operations Ltd. and Tyco Hong Kong Limited, subsidiaries of Mattel totaled approximately 20.4% of net sales. The Company expects that it will continue to depend on sales to Danbury Mint and Mattel. If the Company loses any one of its major customers, particularly Danbury Mint or Mattel, its business, financial condition and results of operations would be materially adversely affected.

Conducting Business in China

   The Company's manufacturing facilities are located in the Dongguan region of Guangdong Province, China, approximately 60 miles northwest of Hong Kong. Therefore, the Company is subject to certain inherent risks of doing business in China.

   Internal Political Risks. The Company's manufacturing operations and assets in China are subject to significant political and economic uncertainties. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on the Company's business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

   Loss of Chinese Facilities. The Company conducts all of its manufacturing operations in China through a Chinese limited liability company with a local Chinese partner. The legal existence of this Chinese subsidiary expires in 2006, and the Company has no assurance that it will be extended. If the Company cannot extend the legal existence, or it was otherwise required to move its manufacturing operations outside of China, the Company's profitability, competitiveness and market position could be materially adversely affected. Furthermore, there is no assurance that the Company could continue its manufacturing operations.

   Foreign Corrupt Practices Act. The Company is subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with the Company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices are common in China. The Company has attempted to implement safeguards to prevent losses from such

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practices and to discourage such practices by its employees and agents.  There is no assurance, however, that the Company will not suffer such losses or that its employees or other agents will not engage in such conduct for which the Company might be held responsible.

   Legal System. Unlike the U.S., China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and the Company's ability to enforce commercial claims or to resolve commercial disputes is unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

   The Company's activities in China require business licenses. This requires a review and approval of our activities by various national and local agencies of Chinese government. There can be no assurance that the Chinese government will continue to approve of the Company's activities or grant or renew its licenses. The Company's inability to obtain needed approvals or licenses would have a material adverse effect on its business, financial condition and results of operations.

   Effect of Trade Disputes. China currently enjoys Most-Favored-Nation ("MFN") status from the U.S., under which the U.S imposes the lowest applicable tariffs on Chinese exports to the U.S. The U.S. annually reconsiders whether it should renew MFN trading status for China. In the past, the U.S. has had disputes with China relating to trade and human rights issues and has considered imposing trade sanctions against China, including the non-renewal of MFN status. There can be no assurance that the U.S. will renew the MFN status with China in future years or will not impose trade sanctions against China that involve collectibles such as those we manufacture. Either event would cause an increase in the cost of the Company's products to its customers. This, in turn, could result in lower demand for the Company's manufacturing services by its U.S. customers and materially adversely affect our business, financial condition and results of operations.

   Lease of Chinese Facilities. The Company operates its Chinese factories under tenancy agreements with local Chinese government agencies that expire between May 1999 and June 2006. The Company also leases dormitory facilities under similar tenancy agreements that expire between December 1998 and February 2000. The factories and dormitories that the Company is building will be leased under similar agreements. The continuance and renewal of the Company's tenancy agreements and operations at the Chinese facilities depend on its relationship with the local government. The Company's operations and prospects will be materially adversely affected if the local government fails to honor the tenancy agreements. The Company also may have difficulty enforcing its rights under the tenancy agreements in China.

   Property Damage. By U.S. standards, fire fighting, disaster relief and assistance and other infrastructure is relatively undeveloped in the Dongguan region of China, where the Company's manufacturing facilities are located. The Company currently maintains approximately $7,800,000 of property damage insurance covering its manufacturing facilities. The Company has no business interruption insurance. Material damage to, or the loss of, its manufacturing facilities due to fire, severe weather, earthquake or other causes, even if insured against, could have a material adverse effect on its business, financial condition and results of operations. Furthermore, the Company may not be able to find suitable alternative facilities if any of its factories were destroyed or become inoperable for any reason.

Maintaining Headquarters in Hong Kong

   The Company maintains headquarters in Hong Kong and conduct substantially all of its administrative and sales operations there. The United Kingdom transferred sovereignty over Hong Kong to China on July 1, 1997, and Hong Kong became a Special Administrative Region of China. According to the Basic Law of Hong Kong, Hong Kong will have a high degree of autonomy for 50 years, except as to foreign affairs and defense. Based on the current political conditions and the Company's understanding of this new law, we believe that the transfer of sovereignty over Hong Kong will not have a material adverse effect on its business, financial condition or results of operations.

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There can be no assurance, however, that the political, economic or commercial conditions in Hong Kong will remain stable.

Customer Consolidation

   The die-cast collectibles industry is fragmented and there appears to be a trend toward consolidation among marketers and distributors of collectibles. In the fourth quarter of 1997, Mattel acquired Tyco Hong Kong Limited, which accounted for 5.6% of the Company's net sales in 1997. In 1998, Action Performance Companies, Inc., a marketer and distributor of NASCAR die-cast replicas and related products, acquired Brookfield Collectors Guild and a controlling interest in Paul's Model Art, two of the Company's customers. The Company believes that both Mattel and Action Performance currently intend to continue the business relationships the Company has developed with these customers. However, the change in ownership of these customers may adversely affect the Company's ongoing relationship with them. Mattel owns and operates manufacturing facilities that are capable of producing die-cast replicas, and Action Performance has a close business relationship with a large, independent die-cast manufacturer that competes with us. The loss of one or more of these customers or other important customers because of industry consolidation would have a material adverse effect on the Company's business, financial condition and results of operations.

Concentration of Credit Risk

   The Company's five largest customers -- Danbury Mint, Mattel (including
Tyco), Brookfield Collectors Guild, Corgi Classic Cars and Hallmark -- accounted for approximately 92% of Company accounts receivable at December 31, 1997. Therefore, the Company's working capital position, financial condition and results of operations depend heavily on the creditworthiness of these customers. If one or more of these customers do not pay the Company, the Company's business, financial condition and results of operations could be materially adversely affected.

Introduction of New Products by Customers; Market Acceptance

   The Company's operating results and growth in net sales depend substantially upon its customers' ability to develop and market new products and upon continuing market acceptance of its customers' products. The customers' failure or delay in introducing new products could impair the Company's results of operations and limit its future growth. Changes in consumer tastes affect the market for die-cast collectibles. Die-cast collectible products typically have limited life cycles and the Company's customers may discontinue them at any time. Accordingly, there can be no assurance that products of the Company's customers' will achieve or maintain market acceptance.

Competition

   The Company faces significant competition from toy companies and other independent manufacturers of die-cast products with manufacturing facilities located primarily in China. There are no significant barriers to entering the die-cast manufacturing business, and if the market for die-cast collectibles continues to grow, the Company expects increased competition from other industry participants. Many of the Company's existing and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than does the Company. There can be no assurance that the Company will be able to compete successfully.

   The Company's executive officers and key employees are not subject to noncompetition agreements or similar contractual obligations protecting the confidentiality of Company trade secrets or other information. Accordingly, the Company may not have adequate protection in the event an officer or employee was to leave the Company's employ and go into competition with the Company.

   Certain of the Company's customers, including Mattel and Road Champs, manufacture and distribute their own die-cast products in addition to marketing die-cast products that the Company manufactures for them. There can be no assurance that the Company will be able to continue its relationships with these customers, or that other

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customers will not develop their own manufacturing capabilities, thereby reducing or eliminating their need for the Company's services. Such events could have a material adverse effect on the Company's business, financial condition and results of operations.

Company Growth May Be Limited by Capacity at Production Facilities

   The Company's ability to grow is a function of its manufacturing capacity. The Company's manufacturing facilities are currently operating at or near capacity. The Company is in the process of building two new factories, the first of which it expects to become operational by the end of 1998. The Company intends to use a portion of the net proceeds of this offering to pay for the cost of constructing and equipping these new factories. The Company expects to continue to require additional manufacturing capacity in the near future. If the Company was unable to increase capacity on a timely basis and on commercially reasonable terms, its growth would be materially adversely effected.

Potential Increases in Raw Materials Costs

   The Company uses zinc alloy and various plastic resins in its manufacturing operations. The supply and demand for these and other raw materials are subject to cyclical and other market factors and may fluctuate significantly.
Therefore, the Company's raw materials costs are subject to increases over which it has no control. To the extent that future increases in the cost of raw materials cannot be passed on to customers, the Company's business, financial condition and results of operations could be materially adversely affected.

International Sales

   The Company sells substantially all of its products to customers in the U.S. and Europe. In 1997, approximately 6.2% of Company net sales were attributable to sales to European customers. The balance of the Company's sales during these periods was to customers in the U.S. The U.S. and European governments may, from time to time, impose new quotas, duties, tariffs, or other charges or restrictions, or adjust presently prevailing quota, duty or tariff levels. Any changes of this nature could adversely affect the Company's ability to continue to export products to the U.S. and Europe at current or increased levels.

Failure to Comply with Environmental Regulations

   The Company is subject to Chinese laws that regulate environmental quality, the utilization of natural resources and the reduction of pollution. As a manufacturer, the Company is subject to annual inspections. If the Company fails to comply with these laws or to pass inspections, its business, results of operations and financial condition could be materially adversely affected.

Seasonality; Fluctuating Results

   In keeping with Chinese customs, each year the Company closes its facilities for two weeks during the month of January or February to celebrate the Chinese New Year holidays. As a result, production and net sales during the first quarter of each year have historically been lower than in other quarters. The Company expects this trend to continue in future years.

   The Company experiences quarterly fluctuation in its sales due to the timing of customer orders and product shipments. In addition, the Company incurs substantial tooling and other costs relating to the manufacturing of new products from three to nine months in advance of when the Company receives the first customer orders for new products. This long lead-time can contribute to fluctuations in quarterly operating results.

Foreign Currency Exchange Rates

   All of the Company's sales are denominated either in U.S. dollars or Hong Kong dollars. The Company's expenses are denominated primarily in Hong Kong dollars and renminbi, the Chinese currency, the basic unit of

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which is the yuan.  Since 1983, the Hong Kong government has maintained a policy of linking the U.S. dollar and the Hong Kong dollar at an exchange rate of approximately HK$7.80 to U.S.$1.00. There can be no assurance that this link will be continued. In January 1994, the Chinese government established its current floating exchange rate system, which resulted in an approximately 35% devaluation of the renminbi against most major currencies and the yuan-to-U.S. dollar exchange rate has largely stabilized since that time. However, in 1997 China's finance minister stated that if China failed to achieve its target 8% growth in 1998, this failure could affect the stability of the yuan against other currencies. Estimates of China's growth for 1998 are now between 4% and 7%, and there can be no assurance that the yuan will not be devalued against the to U.S. dollar.

   Any material increase in the value of the Hong Kong dollar or yuan relative to the U.S. dollar would increase Company expenses, and could have a material adverse effect on the Company's business, financial condition and results of operations. A devaluation of the Hong Kong dollar or yuan relative to the U.S. dollar would be likely to reduce Company expenses. However, any benefits received from a devaluation could be offset if the devaluation results in inflation or political unrest. Furthermore, if our sales in Europe increase, the Company may experience increased currency risk. The Company does not currently hedge any foreign exchange positions.

Market Decline in East Asia

   Several countries in East Asia, including Japan, South Korea, Thailand and Indonesia, have experienced significant devaluations of their currencies and declines in the value of their capital markets during the past twelve months.
In addition, these countries have experienced a number of bank failures and consolidations. Hong Kong, where the Company conducts its sales and administrative activities, is in a recession. Because virtually all of the Company's products are sold into the U.S. and Europe, which are not generally experiencing these declines, the Company believes that the economic situation in East Asia will not materially affect the demand for its products. Furthermore, because most of the Company's products are, or at our request may be, paid for in U.S. dollars, the Company believes that it is less susceptible to the effects of a possible devaluation in the Hong Kong dollar or the yuan. However, the decline in the currencies of East Asian countries may render the Company's products less competitive if competitors in East Asia are able to manufacture competing products at a lower effective cost. There can be no assurance that the Company's products will continue to be competitive with the products of competitors from these countries. Currency fluctuations or other effects of the economic downturn in East Asia also may have a material adverse effect on the Company's business, financial condition and results of operations.

Possible Delays in Obtaining Raw Materials

   The Company purchases its raw materials from a limited number of suppliers, primarily in Australia and the United Kingdom, and has no written agreements with any of such suppliers. The Company has not had trouble obtaining needed materials, but there is no assurance that it will be able to obtain sufficient quantities of such raw materials to meet its future needs. To the extent the Company is unable to obtain needed raw materials in sufficient quantities or at affordable prices, its business, financial condition and results of operations could be materially adversely affected.

Failure to Comply with Year 2000 Computer Standards

   The Company is not aware of any material operational issues or costs associated with preparing its internal systems for the year 2000. However, the Company may have operational problems or increased costs because of its implementation of systems and changes necessary to address year 2000 issues.
The Company's inability to implement such systems and changes in a timely manner could have a material adverse effect on its business, financial condition and results of operations.

   The Company also relies, directly and indirectly, on external systems of business enterprises such as financial institutions, government agencies, customers and suppliers for accurate exchange of data. Even if the year 2000 issue does not materially affect its internal systems, disruptions in the operation of the enterprises with which the Company interacts could adversely affect it.

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Dependence on Key Personnel

   The Company's success depends to a significant extent upon the continued services of certain of its executive officers and key employees, including Messrs. Tong and Kwok. If the Company loses the services of either of these executives, its business could be materially adversely affected. The Company maintains "key person" life insurance on Messrs. Tong and Kwok totaling approximately $333,000. The Company is applying to increase its insurance to approximately $2,000,000 on Mr. Tong and to approximately $1,500,000 on Mr. Kwok. However, there is no assurance that the proceeds of this insurance would be sufficient to compensate the Company for their loss.

Control by Directors, Executive Officers and Principal Stockholders

   The Company's directors, executive officers and principal stockholders beneficially own approximately 90% of the outstanding shares of Company common stock. These stockholders will have the ability to control the election of directors and most of the Company's corporate actions. See "Item 11. Security Ownership of Certain Beneficial Owners and Management."

Anti-Takeover Provisions

   Section 203 of the Delaware General Corporation Law prohibits the Company from engaging in a "business combination" with an "interested stockholder" for three years, unless the business combination is approved in the manner required by Delaware law. Section 203 could delay or prevent a change of control. Furthermore, certain provisions of the Company's amended certificate of incorporation and bylaws may delay or prevent a change in Company control or management, which could adversely affect the market price of Company common stock.

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